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                                                                    Exhibit 99.1

Press Release                                                Source: ADM Tronics

ADM TRONICS RAISED $3.6 MILLION IN PRIVATE PLACEMENT

Wednesday December 1, 11:37 am ET

NORTHVALE, N.J.--(BUSINESS WIRE)--Dec. 1, 2004--ADM Tronics Unlimited, Inc. (OTCBB-ADMT) announced it has received gross proceeds of $3,637,500 from a private placement of Units, consisting of unsecured joint convertible promissory Notes of ADMT and its majority-owned subsidiary, Ivivi Technologies, Inc. (Ivivi), and Warrants to purchase ADMT and/or Ivivi common stock. Information regarding the financing can be found in ADMT's Form 8-K dated August 31, 2004. Maxim Group LLC, a New York-based boutique investment banking firm, acted as placement agent. The investor group consisted of accredited individuals and institutional investors including ProMed Partners, Guerrilla Capital Management, Kensington Partners and AFA Private Equity Fund, among others.

ADMT intends to use the proceeds primarily for advancement of Ivivi's SofPulse medical device business. SofPulse, a non-invasive electrotherapy device, is FDA-cleared for the reduction of pain and edema in soft tissue. The financing is intended to fund increased marketing programs, administrative costs as well as for research and development of SofPulse technologies for other medical indications.

Andre' DiMino, CEO of ADMT, commented, "We are pleased to have attracted such high caliber investors in this private placement. This new capital infusion enables us to accelerate our sales and marketing efforts as well as development of next generation SofPulse products."

The shares of common stock underlying the Notes and Warrants have not been registered under the Securities Act of 1933 (Act). Accordingly, these shares may not be offered or sold in the US, except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Act. Under the terms of the financing, ADMT will file registration statements on Form SB-2 covering shares underlying the Notes and Warrants.

Maxim Group LLC

Maxim is a full-service investment-banking firm with more than $5Billion in assets under management. Maxim provides a full array of financial services including investment banking, retail brokerage, institutional fixed-income and option trading as well as research and global institutional sales. Maxim's investment banking group focuses on middle-market and emerging growth companies within the energy, healthcare, technology, retail and business services sectors.

ADM Tronics Unlimited, Inc.

ADMT is a technology-based developer and manufacturer of a diversified line of products in three segments - therapeutic non-invasive electronic medical devices, environmentally safe chemical products and topical dermatological products.
Ivivi Technologies, Inc.

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Ivivi (www.ivivitechnologies.com) an innovative leader in biofield medical technologies, develops FDA-cleared, non-invasive electrotherapy devices for diverse markets. Ivivi's proprietary technologies and research are targeted at the wound, post-surgical, pain and related markets.
Statements in this release that are not historical facts are forward-looking statements, as defined in the Private Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties (detailed in the Company's filings with the SEC) that could cause actual results to differ materially from estimated results.

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Contact:
     ADM Tronics
     Andre'Di Mino, 201-767-6040
     andre@admtronics.com